Exhibit 10.18

Title:	Executive Incentive Plan
Effective Date:	December 15, 2016

Document Owner:	Human Resources Compensation
Approval:	Compensation Committee

PLAN OBJECTIVES:

This Synopsys Executive Incentive Plan (the “Plan”) provides members of the Company’s management the potential to earn variable compensation linked directly to:

•	Driving the strategic direction of Synopsys (the “Company”).

•	Driving attainment of revenue and operating margin targets.

•	Reinforcing a culture of accountability and performance excellence.

The Plan permits the payment of incentive bonuses that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), and therefore, are not subject to the annual $1 million limitation on the income tax deductibility of compensation paid to covered executive officers imposed under Section 162(m). To the extent that the Compensation Committee of the Company’s Board of Directors (or other duly authorized committee of the Board of Directors, the “Committee”) determines to comply with such qualification with respect to any given award, the granting, administration and payment of such award under the Plan shall be made subject to the requirements of Section 162(m) and the stockholder-approved Section 162(m) parameters set forth in the Company’s 2006 Employee Equity Incentive Plan, as amended (the “2006 Equity Plan”).

ELIGIBILITY:

Subject to achievement as described below, an employee is eligible to earn an incentive award under the Plan if:

•	Such employee as a position grade of Vice President or higher;

•	Such employee is a regular employee scheduled to work at least 20 hours per week;

•	Such employee is employed by Synopsys as of the first working work day of the fourth quarter of the fiscal year;

•	Such employee is actively employed through the day the incentive payments are made (or on an approved leave of absence);

•	Such employee prepares and delivers performance reviews for all direct reports eligible to receive reviews by the date announced annually by the Company, unless an exception to this requirement is recommended by the SVP, Human Resources and Facilities, and approved by the Chairman of the Committee; and

•	The Committee has approved such employee’s participation for a given performance period and a Target Award for such period.

Any employee who satisfies the eligibility requirements above is an “Eligible Employee,” as such term is used in this Plan. If an employee transitions into a role during the performance period that would qualify such employee as an Eligible Employee, or if an Eligible Employee transitions out of a role during a performance period that would result in such employee ceasing to be an Eligible Employee, the Committee will determine in connection with such transition whether such employee shall participate in the Plan (and the size of the Target Award) for the then-ongoing performance period, and such decision shall be final and binding on the employee.

ADMINISTRATION:

The Plan shall be administered by the Committee. The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines to comply with the rules governing “performance-based compensation” within the meaning of Section 162(m) with respect to any given award, the Committee shall administer and interpret the Plan with respect to such award in a manner consistent with the “performance-based compensation” requirement of Section 162(m), including the requirements regarding timing and manner of decision making. Determinations by the Committee shall be final and binding on the Company, all Eligible Employees, and all other persons.

PERFORMANCE PERIOD:

The Committee shall determine the beginning and ending dates for each performance period. Unless otherwise determined by the Committee, the performance period shall correspond to the Company’s fiscal year.

INCENTIVE TARGET AWARDS:

The Committee shall approve the individual incentive target award (each, a “Target Award”) for each Eligible Employee. The Target Award is equal to a percentage of the Eligible Employee’s regular base salary for the performance period (at the rate in effect at the time the Committee determines the Target Award). If an Eligible Employee’s base salary or role with the Company is changed during a performance period, the Committee will determine whether and how the Target Award size will be adjusted, subject, in the case of awards intended to comply with Section 162(m), to the limitations imposed under Section 162(m). Stock-based compensation, cash variable compensation, employee benefit value, any additional bonus, commission or other incentive plans, and any non-recurring or other extraordinary cash compensation (e.g., relocation payments or signing bonuses) are not included in the Target Award calculation.

FUNDING GOAL - PERFORMANCE CRITERIA:

No amount will be earned under the Plan unless the Company achieves the “Funding Goal” selected by the Committee for the applicable performance period from the list of permitted performance criteria (and permitted adjustments to the manner of measurement of such criteria) set forth in the 2006 Equity Plan. If the Company fails to achieve the Funding Goal, no amounts will be earned or paid under this Plan for such performance period. If the Company achieves the Funding Goal, the Plan will fund at the maximum award per Eligible Employee for such performance period.

The maximum Final Award that any Eligible Employee may earn in any performance period is 200% of such employee’s Target Award. The Committee will then use negative discretion in respect of such Final Award for each Eligible Employee to determine the actual award earned by such Eligible Employee, as set forth herein.

CORPORATE FINANCIAL & REVENUE PREDICTABILITY PERFORMANCE GOALS:

First, the Committee shall determine the Company’s achievement of the following Corporate Financial Performance Goals (weighted as set forth below) and the Revenue Predictability Goal and apply such determination to the following formula:

Target Award x Corporate Financial Payout Factor x Revenue Predictability Payout Factor (if any) x Corporate Multiple (if any)

CORPORATE FINANCIAL PERFORMANCE GOALS:

Current Fiscal Year Revenue Target – 33.33%

Current Fiscal Year Non-GAAP Operating Margin Target – 33.33%

Following Fiscal Year Revenue Backlog Target – 33.34%

REVENUE PREDICTABILITY GOAL:

Second Following Fiscal Year Revenue Backlog Target

The “Corporate Financial Payout Factor” is equal to the weighted average of the achievement of the three Corporate Financial Performance Goals for the completed performance period. Minimum weighted average results of 90% must be achieved before any Eligible Employee may earn an award under this Plan. At the start of each performance period, the Committee will approve a matrix that specifies the Corporate Financial Payout Factor for achievement at different levels of weighted average Corporate Financial Performance Goals.

The “Revenue Predictability Payout Factor” is determined using a matrix approved by the Committee based on the achievement of the Second Following Fiscal Revenue Backlog Target for the completed performance period. If a minimum of 100% performance is achieved, the Revenue Predictability Payout Factor will equal 100%. At the start of each performance period, the Committee will approve a matrix that specifies the Revenue Predictability Payout Factor for achievement at different levels of performance above the minimum Revenue Predictability Goal.

The “Corporate Multiple” is an additional multiplier that is used if the weighted average achievement of the Corporate Financial Performance Goals is greater than 100%; that is, in addition to the Corporate Financial Payout Factor, the formula may include the use of a multiplier that the Committee approves at the start of the applicable performance period. For the avoidance of doubt, the use or approval of a Corporate Multiple is determined at the sole discretion of the Committee.

FINAL AWARDS:

The Committee will determine the “Final Award” for each Eligible Employee by utilizing the formula set forth above, and taking into account management’s recommendations to the Committee regarding individual performance. The Committee may also reduce Final Awards based on the Company’s achievement of other financial goals, product milestones, or strategic goals, as well as cross-functional teamwork and collaboration, unforeseen changes in the economy and/or geopolitical climate and any other factors deemed material by the Committee.

PAYMENT SCHEDULE:

Payment of Final Awards will occur within thirty (30) days following the date of the written certification by the Committee (the “Certificate Date”) that the performance and other criteria for payment have been satisfied and the Final Award is determined, but in all cases not later than the date necessary for compliance with Treasury Regulations Section 1.409A-1(b)(4). An Eligible Employee must remain employed by the Company as of the payment date to earn and vest in the Final Award. The Committee reserves the discretion to pay the Final Award, or a portion thereof, using shares of the Company’s common stock issued under the 2006 Equity Plan.

All payments under this Plan are subject to recovery in accordance with the Compensation Recovery Policy of the Company, as modified from time to time, as well as any clawback policy required by applicable law.

IMPORTANT NOTES ABOUT THE PLAN:

This Plan supersedes and replaces all prior executive incentive plans applicable to employees at or above the level of Vice President for performance periods commencing on or after the effective date of this Plan. The Committee reserves the right to terminate or make changes to the Plan, including changes consistent with Section 162(m) and the regulations issued thereunder, at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Plan at any time, with or without notice. Nothing in this Plan shall be construed to be a guarantee that any Eligible Employee will receive all or part of an incentive award or to imply a contract between the Company and any Eligible Employee. Further, participation in the Plan and/or receipt of an award shall not be construed to grant any person the right to remain in the employ of the Company for any specific period of duration. Eligibility for and determination of incentive awards under the Plan are within the sole discretion of the Committee.

Approval:

Compensation Committee

By:	/s/ Chrysostomos L. “Max” Nikias	December 15, 2016
	Chrysostomos L. “Max” Nikias	Date
Chair, Compensation Committee

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